Exhibit 99.2

Agricultural Bank of China Co. Ltd. Signs Bank-Enterprise Comprehensive Agreement with Jiangman Yili Fisheries Co. Ltd. China

Revolving Credit Facility and Premier Banking Privileges Highlight Strategic Partnership

July 17, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, wishes to announce a key agreement toward the financing and spinoff of its former subsidiary, Tri-way Industries, in which Sino Agro Food, Inc. holds a 36.6% ownership interest.

Agricultural Bank of China (“ABC”) and Jiangman Yili Fisheries Co. Ltd. China (“JFD”), a fully owned subsidiary of Tri-way Industries Ltd. (“TRW”) have signed a Bank-Enterprise Comprehensive Strategic Cooperation Agreement (“BECSCA”) this past week in Guangzhou. JFD is one of the select companies afforded this level of partnership with ABC in the Guangdong region.

ABC is providing a revolving credit facility to TRW/JFD, which is eligible to be drawn incrementally up to its maximum line of RMB 100 million, with the maximum line intermittently increased as experience and corollaries between ABC and TRW/JFD materialize. The monetary amount designated for each draw and its use will be determined in consultation between both parties. A rolling audit of TRW/JFD by ABC is one of the conditions that must be met satisfactorily to permit continued use and increase of the revolving credit facility.

In addition to the revolving credit facility, the other major provisions of the agreement include:

•	Personal banking VIP channel, which provides one-on-one consultation and expedited services to its clients;

•	Bond and debt advisory, including bond underwriting, debt financing, and/or direct (equity) investment in the Company;

•	Foreign lending and/or foreign investment facilitation, utilizing ABC’s international network of investors and lenders to obtain outside funding sources in addition to those provided by ABC.

According to the BECSCA, these and other provisions afforded TRW/JFD culminate in what best can be described as a “win-win” joint venture.

Agricultural Bank of China Co., Ltd., the world’s third largest bank based on reported assets, is oriented toward creating partnerships with well-vetted corporations with an international focus.

TRW plans to develop an aggressive export sales side to complement its already strong domestic sales operations. This is one of the primary reasons ABC has requested the Company to become an Enterprise Partner during the build-out phase of its development.

CEO and CFO Commentary

Mr. Solomon Lee, interim Chairman of TRW as well as Chairman and CEO of Sino Agro Food, Inc., extended his sincere appreciation to the collective management of ABC for their high level of trust and confidence expressed in TRW/JFD’s current operations, and its future impact, both locally and internationally.

Mr. Lee stated, “the ‘win-win’ partnership signed today with ABC, increases TRW/JFD’s capacity to meet its development goals while enhancing its status as an economic driver throughout the region. Along with its recent 5A-1 rating by Dun and Bradstreet, the BECSCA arrangement provides further testament to JFD’s parent, TRW, providing additional merit to the Company’s overall standing and expanded opportunities within the banking and business communities.”

SIAF CFO Dan Ritchey elaborated, “ABC is perhaps uniquely well-suited to help Tri-Way meet its aims, through not only financial commitment, but also direct strategic communication, and what it says to partners, customers, and other constituents about Tri-Way. As communicated previously, Tri-way is in discussions with financial institutions in other Asian countries.”

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com